SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") is made as of the 28th day of April, 2006, by and between **WEYCO GROUP, INC.**, a Wisconsin corporation ("Weyco" or "Borrower") and **M&I MARSHALL & ILSLEY BANK**, a Wisconsin banking corporation (the "Bank"). Unless otherwise indicated herein, capitalized terms shall have the meanings set forth in Section 9 hereof.

WITNESSETH:

WHEREAS, the Weyco, its Subsidiaries and the Bank, entered into that certain Amended & Restated Loan Agreement dated February 9, 2004 (the "Loan Agreement"); and

WHEREAS, the parties desire to amend and restate the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

CREDIT FACILITIES

1.1 Revolving Line of Credit.

(a) Amount of Loan. Subject to the terms and conditions hereof, the Bank agrees to make Loans under the Revolving Line of Credit to Weyco up to the Total Commitment at any time outstanding during the period from the Closing Date to the Revolving Loan Maturity Date; provided, however, the aggregate amount of the outstanding Loans shall not exceed the Total Commitment at any time. Within the maximum amounts set forth in the preceding sentence, Loans may be made, repaid and made again. Loans may consist of Prime Rate Loans or LIBOR Loans, or a combination thereof, as Weyco may request.

(b) Interest. Subject to the provisions of this Section 1.1, the Loans shall bear interest as follows:

(i) Prime Rate Loans. During such periods as Loans shall be comprised of Prime Rate Loans, the unpaid principal balance of each such Prime Rate Loan outstanding from time to time shall bear interest at a per annum rate equal to the Prime-based Rate. Upon the occurrence of an Event of Default and while the same is continuing, interest on the unpaid principal balance of the Prime Rate Loans shall bear interest at a rate per annum equal to the Prime-based Rate plus two percent (2%). Interest under the Prime Rate Loans shall be calculated based on the actual number of days elapsed based upon a year of three hundred sixty (360) days and shall be payable on the last Business Day of each month and on the Revolving Loan Maturity Date.

(ii) LIBOR Loans. During such periods as Loans shall be comprised of LIBOR Loans, the unpaid principal balance of each such LIBOR Loan outstanding from time to time shall bear interest at a per annum rate equal to the Adjusted LIBOR Rate, which rate shall change as of the first day of each calendar month. If the first day of any calendar month is not a Business Day, the Adjusted LIBOR Rate shall be established on the preceding Business Day. Upon the occurrence of an Event of Default and while the same is continuing, interest on the unpaid principal balance of the LIBOR Loans shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate plus two percent (2%). Interest under the LIBOR Loans shall be payable on the last Business Day of each month and on the Revolving Loan Maturity Date. Accrued interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

The Bank is authorized to debit Weyco's checking account with the Bank (Account No. 18239903) by the amount of any interest payment which is due to Bank.

(c) Prepayment. Weyco may prepay all or any portion of the principal amount of any LIBOR Loan, provided that, if such prepayment is made other than on the last day of a calendar month, Weyco shall pay all accrued interest on the principal amount prepaid with such payment. Weyco shall give prior written notice of any such prepayment to the Bank, which notice shall state the proposed date of such prepayment (which shall be a Business Day), the LIBOR Loan to be prepaid and the aggregate amount of the prepayment, and which notice shall be delivered to the Bank not later than 10:00 a.m. (Milwaukee time) on the day which is two (2) Business Days prior to the date of the proposed payment.

(d) Master Note. Loans made by the Bank under the Revolving Line of Credit shall be evidenced by a promissory note of Weyco substantially in the form of Exhibit A (the "Master Note") payable to the order of the Bank, and representing the obligations of Weyco to pay to the Bank the lesser of (i) the Total Commitment or (ii) the aggregate unpaid principal amount of all Loans made by the Bank, with interest thereon as provided in this Section 1.1. The Master Note shall be dated as of the Closing Date and shall be stated to mature on the Revolving Loan Maturity Date.

(e) Statement of Account. The Bank shall record on its records all Loans made to Weyco by the Bank and accrued interest thereon. The Bank shall also record all payments made by Weyco to the Bank. At least once a month, the Bank shall render a statement of account to Weyco showing, as of the date thereof, the indebtedness owed to the Bank by Weyco on the Revolving Line of Credit, debited and credited as set forth above. The statement shall be presumed to be correct absent manifest error.

(f) Borrowings; Payments. All Loans to Weyco made pursuant to this Agreement and the Master Note shall be made only in amounts not less than Five Hundred Thousand Dollars ($500,000.00). Weyco shall only be permitted to have ten (10) or less Loans outstanding at any time. All payments by Weyco to the Bank with respect to repayment of Loans shall be made only in amounts of not less than Two Hundred Fifty Thousand Dollars ($250,000.00) (unless the total amount outstanding is less than Two Hundred Fifty Thousand Dollars ($250,000.00)); provided that on the Revolving Loan Maturity Date, Weyco shall repay the Bank all Loans outstanding.

(g) Procedure to Change Amount Outstanding.

(i) Duly authorized officers, employees or agents of Weyco, designated by Weyco to the Bank in writing, may from time to time, either orally or in writing, contact a designated officer or employee of the Bank, requesting a Loan. All such requests must be received by the Bank no later than 11:00 a.m. (Milwaukee time) on the Business Day of the requested borrowing; all requests received after the foregoing time shall be processed as if received on the following Business Day. Each oral request shall be confirmed in writing within two (2) Business Days by the authorized person making the request and delivered to the Bank in the manner provided in Subsection 10.1(e) below. In the event of any inconsistency between an oral request and the written confirmation thereof, the oral request shall govern and control. All requests for Loans under the Revolving Line of Credit (the "Notice of Borrowing") shall be irrevocable and shall specify: (1) whether the borrowing shall be comprised of Prime Rate Loans or LIBOR Loans or a combination thereof; (2) the aggregate principal amount to be borrowed; and (3) the date of the requested borrowing, which shall be a Business Day. The proceeds of the Loan requested pursuant to a Notice of Borrowing shall be made available to Weyco by depositing such proceeds in Weyco's account maintained with the Bank or as the Weyco may otherwise direct in writing by the close of the Bank's business on such date.

(ii) Notwithstanding anything herein to the contrary, the Bank shall not have an obligation to increase the principal amount outstanding under the Revolving Line of Credit after the Revolving Loan Maturity Date, or if any Default or Event of Default shall have occurred under this Agreement or the Master Note.

(h) Reduction of Lines of Credit. Weyco may, upon not less than ten (10) days prior written notice to the Bank, reduce the Total Commitment in integral multiples of One Million Dollars ($1,000,000.00); provided, such reduction shall be accompanied by the following: (i) a prepayment of the Loans affected by the reduction, if applicable; (ii) the Breakage Fee, if applicable; (iii) accrued interest on the amount so prepaid to the date of such prepayment, if applicable; and (iv), to the extent, if any, that the amount of the Loans by the Bank then outstanding exceed the amount of the Revolving Line of Credit, a payment to the Bank for the appropriate reduction amount. Once reduced pursuant to this provision, the Total Commitment may not thereafter be increased by Weyco.

(i) Use of Proceeds. Use of the proceeds from the Loans shall be used for Weyco's ongoing working capital needs.

(j) Increased Costs. If Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of general application (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject the Bank to any tax, duty or other charge with respect to the Loans, the Master Note or its obligation to make Loans, or shall change the basis of

taxation of payments to the Bank of the principal of or interest on the Loans or any other amounts due under the Master Note in respect of the Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of the Bank);

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to the Master Note), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank;

(iii) shall affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank; or

(iv) shall impose on the Bank any other condition affecting the Loans, the Master Note or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) the Bank of making or maintaining any Loans, or to reduce the amount of any sum received or to be receivable by the Bank under the Master Note with respect thereto, then within ten (10) days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), Weyco shall pay directly to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction. Determinations by the Bank for purposes of this section regarding the effect of any change in applicable laws or regulations or of any interpretations, directives, or requests thereunder on its costs of making or maintaining Loans or sums receivable by it in respect of Loans, and of the additional amounts required to compensate the Bank in respect thereof, shall be conclusive, absent manifest error.

(k) Deposits Unavailable or Interest Rate Unascertainable.

(i) If the Bank is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market or the Bank otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate; or

(ii) If the Bank shall have determined that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding loans based on the Adjusted LIBOR Rate, or that the making or funding of such Adjusted LIBOR Rate loans has become impracticable as a result of an event occurring after the date of the Master Note which in the opinion of the Bank materially affects such Adjusted LIBOR Rate loans;

then so long as such circumstances shall continue the Bank shall not be under any obligation to make or continue Loans based on the Adjusted LIBOR Rate and such Loans shall immediately bear interest at the Prime-based Rate plus zero percent (0%).

(l) Change in Law Rendering Adjusted LIBOR Rate Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for the Bank to make, maintain or fund loans based on the Adjusted LIBOR Rate, then: (i) the Bank shall promptly notify Weyco; (ii) the obligations of the Bank to make or continue Loans based on the Adjusted LIBOR Rate shall be suspended for the duration of such unlawfulness; and (iii) on the day on which Weyco receives the notice hereunder from the Bank each LIBOR Loan (or such earlier time to the extent required by applicable law or regulation) such LIBOR Loans shall bear interest at the Prime-based Rate plus zero percent (0%), with the interest rate to change on each day that the Prime-based Rate changes.

(m) Certification of Representation and Warranties. Each Notice of Borrowing and Notice of Extension shall constitute a certification by Weyco that its representations and warranties contained in this Agreement are true and correct as of the date of such Notice of Borrowing or Notice of Extension, except for changes permitted by this Agreement.

1.2 General.

(a) Application of Payments. Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to any unpaid collection costs, late charges and other charges, and the remaining amount to principal; provided, however, upon delinquency or other default, the Bank reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its discretion.

SECTION 2

[Reserved]

SECTION 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. In order to induce the Bank to enter into this Agreement and to make the Loans contemplated herein, and in recognition of the fact that the Bank is acting in reliance thereupon, Weyco hereby covenants, represents and warrants as follows:

(a) Corporate Existence; Corporate Power. Weyco and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of their respective state of incorporation and are duly authorized under all applicable provisions of law to carry on their business as presently conducted. Weyco and each of its Subsidiaries is duly qualified as foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification and the failure to so qualify either individually or in the aggregate would have a material adverse effect on Weyco's or such Subsidiary's financial condition or the conduct of its businesses. Weyco has the corporate power and authority to enter into, deliver, issue and perform all of their obligations

under this Agreement, the Master Note and other agreements contemplated herein, and to borrow hereunder.

(b) No Legal Bar; Enforceable Obligations. The execution, delivery and performance of this Agreement, the Master Note and any other agreement, certificate or instrument delivered by Weyco to the Bank in connection with this Agreement, prospective borrowings hereunder and use of the proceeds thereof by Weyco (i) have been duly authorized by all necessary corporate action, (ii) are not at variance with or in contravention of any provisions of the Articles of Incorporation or Bylaws of Weyco, (iii) will not violate any indenture, material contract or material agreement to which Weyco is a party or to which it is subject or any statute, rule or regulation binding upon Weyco, (iv) will not require any consent or approval of Weyco's stockholders and (v) will not result in, or require, the creation or imposition of any Lien on any of Weyco's properties or revenues pursuant to any requirement of law or contractual obligation of Weyco, except as provided in this Agreement. This Agreement, the Master Note and any other agreement, certificate or instrument delivered by Weyco to the Bank in connection with this Agreement when duly executed and delivered on behalf of Weyco will constitute legal, valid and binding obligations of Weyco, enforceable against Weyco in accordance with their terms.

(c) Litigation. Except as set forth on Schedule 1 attached hereto, Weyco is not a party to any litigation or administrative proceedings, and so far as it is known by Weyco no litigation or administrative proceeding threatened against Weyco or any of its Subsidiaries which would, if adversely determined, cause any material adverse change in Weyco's or any of its Subsidiaries financial condition or in the conduct of any of its businesses.

(d) Financial Condition. All copies of Financials, documents, contracts, agreements and assignments which Weyco has furnished to the Bank are true and correct in all material respects. There has been no material change in the property, business operations or financial condition of Weyco or any of its Subsidiaries since the date of the most recent audited Financials delivered by Weyco to the Bank prior to the Closing Date, except pursuant to the conduct of their ordinary business, and except as shall have been disclosed in writing by Weyco to the Bank prior to the Closing Date.

(e) Taxes. Weyco and each of its Subsidiaries has paid all material federal, state and local taxes which are required to be paid by it (except for taxes being contested in good faith by appropriate proceedings and as to which reserves have been established by the applicable party in accordance with GAAP consistently applied and which reserves are set forth in Weyco's financial statements).

(f) Securities Laws; Investment Company Act; Board Regulations. Weyco and each of its Subsidiaries has filed and will file when due all statements, if any, which they may be required to file under the provisions of any state or federal securities laws or regulations. Neither Weyco nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, nor is Weyco or any of its Subsidiaries engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect.

(g) Ownership of Property. Weyco and each of its Subsidiaries owns all of its assets that appear on its respective balance sheet free and clear of any Liens, except as set forth on Schedule 3 hereto and except for financing leases referred to in Weyco's financial statements.

(h) Environmental Laws. Except as otherwise provided on Schedule 2 hereto and to the best knowledge of Weyco: (i) Weyco and each of its Subsidiaries is in compliance with all Environmental Laws and all requirements of law relating to pollution and environmental regulations in the respective jurisdictions where Weyco is presently doing business or conducting operations except for those matters where the failure to comply with all Environmental Laws and such requirements of law would not have a material adverse effect on the financial condition or results of operations of Weyco or any of its Subsidiaries; (ii) no Person has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned, leased or occupied by Weyco or any of its Subsidiaries, which materials, if known to be present, would require cleanup, removal or some other remedial action under Environmental Laws and which would have a material adverse effect on the financial condition or results of operations of Weyco or any of its Subsidiaries; (iii) there are not now, nor have there ever been, tanks or other facilities on, under, or at any real estate owned or occupied by Weyco or any of its Subsidiaries which contained materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws and which would have a material adverse effect on the financial condition or results of operations of Weyco or any of its Subsidiaries; (iv) there are no conditions existing currently or likely to exist which would subject Weyco or any of its Subsidiaries to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Weyco or any of its Subsidiaries and which would have a material adverse effect on the financial condition or results of operations of Weyco or any of its Subsidiaries; and (v) neither Weyco nor any of its Subsidiaries is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws which if adversely determined would have a material adverse effect on the financial condition or results of operations of Weyco or any of its Subsidiaries. Weyco and each of its Subsidiaries has all permits, licenses and approvals required under Environmental Laws and has paid all fees relating thereto and is in compliance with all terms and conditions thereof except for those matters where the failure to comply with all permits, licenses and approvals required under the Environmental Laws would not have a material adverse effect on the financial condition or results of operations of Weyco or any of its Subsidiaries .

(i) ERISA. All Plans maintained by Weyco and any of its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA; neither Weyco nor any of its Subsidiaries have incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA in connection with any Plan; and there has been no "reportable event" within the meaning of Section 4034(b) of ERISA for any Plan the occurrence of which would have a material adverse effect on Weyco or any of its Subsidiaries, nor has Weyco or any of its Subsidiaries incurred any material liability to the Pension Benefit Guaranty Corporation.

(j) Subsidiaries. Schedule 4 contains a true and correct list of all Subsidiaries owned directly or indirectly by Weyco.

(k) Intellectual Property. Weyco and each of its Subsidiaries possesses adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of its businesses substantially as now conducted, without any known conflict with the rights of others which might result in a material adverse effect on Weyco or any of its Subsidiaries.

(l) Solvency. Weyco and each of its Subsidiaries (i) is solvent and will not be rendered insolvent by the incurrence of any indebtedness hereunder, by the execution of this Agreement or the Master Note or by any transactions contemplated hereunder or thereunder, (ii) is able to pay its debts as they come due and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature or come due, (iii) has capital sufficient to carry on its business and any business in which it intends or is about to engage, and (iv) owns property and assets having a value in excess of its liabilities and debts.

(m) Use of Proceeds. The proceeds from the Loans shall be used for ongoing working capital requirements.

3.2 Survival of Representations and Warranties. Weyco's representations and warranties contained in this Section 3 shall continue throughout the term of this Agreement and so long as any Obligations remain unpaid or outstanding, except for changes permitted by this Agreement.

SECTION 4

AFFIRMATIVE COVENANTS

4.1 Affirmative Covenants of Weyco. Weyco agrees that so long as the Revolving Line of Credit remains in effect, and the Master Note remains outstanding and unpaid, or any amount is owed to the Bank pursuant to this Agreement, Weyco shall:

(a) Financial Statements. Deliver to the Bank:

(i) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year, consolidated and consolidating statements of earnings and cash flows of Weyco and each of its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated and consolidating balance sheet of Weyco and each of its Subsidiaries as at the end of each such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of Weyco, subject only to changes resulting from year-end audit adjustments;

(ii) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, a consolidated and consolidating statement of earnings, consolidated and consolidating reconciliation of retained earnings, a consolidated and consolidating statement of cash flows and a consolidated and consolidating balance sheet of Weyco and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and accompanied by an opinion of independent public accountants of

recognized standing selected by Weyco which opinion shall be without qualification as to the compliance of such statements and balance sheet with GAAP;

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and material reports as Weyco shall send to its stockholders and copies of all registration statements (without exhibits) and all material reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) and such other reports as the Bank may reasonably request;

(iv) promptly upon receipt thereof, a copy of all other material reports submitted to Weyco and each of its Subsidiaries by Deloitte & Touche, LLP, or any another independent accountant satisfactory to the Bank in its sole discretion, in connection with any annual, interim or special audit made by them of the books of Weyco and such other reports as the Bank may reasonably request; and

(v) with reasonable promptness, such other financial data as the Bank may reasonably request.

Together with each delivery of financial statements required by clause (i) and (ii) above, Weyco will deliver to the Bank a completed Officer's Certificate substantially in the form attached hereto as <u>Exhibit B;</u> Together with each delivery of financial statements required by clause (ii), above, Weyco will deliver to the Bank a letter report of said accountants stating that, in making the audit necessary to the opinion with respect to such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if any such Event of Default or Default exists, specifying the nature and period of existence thereof. Weyco also covenants that forthwith upon the President or Chief Financial Officer of Weyco obtaining knowledge of an Event of Default or Default, it will deliver to the Bank an Officer's Certificate specifying the nature thereof, the period of existence thereof, and what action Weyco proposes to take with respect thereto. Any management letters or other material non-public financial information provided to the Bank by Weyco pursuant to this Agreement shall be used only by the Bank, its respective employees, agents and representatives, and its respective accountants and auditors in connection with the administration of this Agreement and the indebtedness hereunder, and otherwise shall be held in confidence; <u>provided</u>, <u>however</u>, that nothing herein contained shall be deemed to prohibit any disclosure to regulatory or governmental authorities required by applicable law or regulation.

(b) <u>Books and Records; Inspection of Property</u>. Keep proper books of record and account; permit any person designated by the Bank (at the Bank's expense) to visit and inspect any of the properties of Weyco or any of its Subsidiaries, to examine the corporate books and financial records of Weyco and each of its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of Weyco and its Subsidiaries with the principal officers of Weyco, all at such reasonable times and upon prior notice and as often as the Bank may reasonably request.

(c) Maintenance of Property Insurance. Keep its and its Subsidiaries properties, whether owned or leased, in good condition, repair and working order (normal wear and tear excepted), other than property no longer deemed by Weyco necessary for the conduct of their business; maintain purchased insurance or self-insurance reserves in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses and together with each delivery of financial statements under clause (ii) of Subsection 4.1(a) it will, upon the Bank's request, deliver an Officer's Certificate specifying the details of such insurance in effect.

(d) Taxes. Pay and discharge all lawful taxes, assessments and governmental charges upon Weyco or any of its Subsidiaries or against their properties prior to the date on which penalties are attached thereto, unless and to the extent only that such taxes are contested in good faith and by appropriate proceedings by Weyco or such Subsidiare and Weyco or such Subsidiary has established appropriate reserves for the payment of such taxes in accordance with GAAP.

(e) Orders, Decrees and Other Documents. Provide to the Bank, within two (2) Business Days upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any governmental entity asserting or alleging a circumstance or condition which requires or may require a financial contribution by Weyco or a cleanup, removal, remedial action, or other response by or on the part of Weyco under Environmental Laws which seeks damages or civil, criminal or punitive penalties from Weyco for an alleged violation of Environmental Laws.

(f) Agreement to Update. Advise the Bank in writing as soon as Weyco or any of its Subsidiaries becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate.

(g) Depository Relationship. Maintain its primary depository and disbursement accounts with the Bank.

(h) Notice of Default or Claimed Default. Furnish to the Bank: (i) within two (2) Business Days upon becoming aware of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action Weyco is taking or proposes to take with respect thereto; and (ii) within two (2) Business Days upon becoming aware that the holder of any other indebtedness issued or assumed by Weyco, or the lessor under any lease obligations as to which Weyco is the lessee, has given notice or has taken any action with respect to a claimed default thereunder, or under any agreement under which any such indebtedness was issued or secured, a written notice specifying the notice given or action taken, the nature of the claimed default and what action Weyco is taking or propose to take with respect thereto.

(i) Compliance with Laws. Comply at all times in all material respects with any and all federal, state or local laws, statutes, ordinances, codes, rules, regulations or orders, including without limitation, any of the foregoing related to labor and employment matters, building requirements, zoning and Environmental Laws.

(j) Maintain Corporate Existence. Do all things necessary to maintain it's and its Subsidiaries corporate existence in their respective jurisdictions of incorporation and in any other jurisdictions where ownership of property or the conduct of their businesses make qualification necessary, to preserve and keep in full force and effect their rights, licenses and franchises necessary to continue their businesses. If Weyco shall change its name, such entity shall notify the Bank within ten (10) days of such event.

(k) Insurance. Maintain insurance coverage in forms, amounts and with companies which would be carried by prudent management in connection with business similar to Weyco's and each of its Subsidiaires business.

SECTION 5

NEGATIVE COVENANTS

5.1 Negative Covenants. Weyco covenants and agrees that so long as the Revolving Line of Credit remains in effect, and the Master Note remains outstanding and unpaid, or any amount is owed to the Bank under this Agreement, Weyco shall not directly or indirectly:

(a) Financial Covenants.

(i) Net Worth. Permit Net Worth at the end of each fiscal quarter to be less than One Hundred Two Million Four Hundred Twenty Six Thousand One Hundred Fifty Dollars ($102,426,150.00).

(ii) General. The financial covenant contained in this Subsection 5.1(a) shall be tested on a quarterly basis and shall be based upon the financial statements to be delivered to the Bank as required by Subsection 4.1(a). All financial statements shall be prepared on a consistent basis with the financial statements previously delivered to the Bank.

(b) Liens. Create, assume or suffer to exist any Lien upon any oproperty or assets, whether now owned or hereafter acquired, by Weyco or any of its Subsidiaries except:

(i) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

(ii) Other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii) Liens presently existing that are described in Schedule 3 hereto;

(iv) Liens securing indebtedness (including Capitalized Lease Obligations) permitted by Subsection 5.1(c)(ii);

(v) Liens on life insurance policies owned by Weyco or any of its Subsidiaires securing policy loans obtained from the insurers under such policies, provided that (1) the aggregate amount borrowed on all policies shall not exceed the lesser of Five Million Dollars ($5,000,000.00) or the aggregate loan value thereof, and (2) neither Weyco nor any of its Subsidiaries shall incur any liability to repay any such loan; and

(vi) Other Liens provided the aggregate principal amount of indebtedness secured by such Liens and incurred in any fiscal year of Weyco shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

(c) Debt. Create, incur, assume or suffer to exist any Funded Debt, except:

(i) Funded Debt represented by the Master Note and other Obligations arising or existing under or pursuant to this Agreement;

(ii) Funded Debt set forth in Schedule 5 attached hereto; and

(iii) Funded Debt owing from a Subsidiary of Weyco to another Subsidiary of Weyco or to Weyco.

(d) Loans, Advances, Investments and Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that Weyco and its Subsidiaries may:

(i) own, purchase or acquire prime commercial paper (or unrated commercial paper issued by corporate obligors which support the issuance of such commercial paper through the availability of a line of credit provided by a United States commercial bank having capital and surplus in excess of One Billion Dollars ($1,000,000,000.00)) and certificates of deposit due within one (1) year from the date of purchase and bank repurchase agreements, in United States commercial banks (having capital resources in excess of One Billion Dollars ($1,000,000,000.00)), in each case payable in the United States in United States dollars, obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government, and the securities described in any investment policy for Weyco Investments, Inc.;

(ii) endorse negotiable instruments for collection in the ordinary course of business;

(iii) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business; and

(iv) make loans and capital contributions to Subsidiaries of Weyco and Weyco's Subsidiaries may make loans and capital contributions to other Subsidiaries of Weyco, provided, that loans and capital contributions to Subsidiaries other than the Subsidiaries identified on Schedule 4 hereto shall at no time exceed Three Million Dollars ($3,000,000.00) in the individual or in the aggregate.

(e) Merger and Sale of Assets. Merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or any portion of its assets except for (i) sales of inventory in the ordinary course of business, (ii) dispositions of obsolete equipment or equipment that, due to its age or condition, in the opinion of Weyco needs to be replaced, or (iii) mergers of a Subsidiary of Weyco into another Subsidiary of Weyco or into Weyco.

(f) Sale and Lease-Back. Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by Weyco or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Weyco or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of Weyco except to the extent that any such arrangement with a lender or investor is made in connection with the development by Weyco or such Subsidiary of a new Retail Outlet and such arrangement previously approved by the Bank in writing and is completed within eighteen (18) months after the purchase or opening of such new Retail Outlet.

(g) Sale or Discount of Receivables. Sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

(h) Restrictions on Transactions With Stockholders. Directly or indirectly, purchase, acquire or lease any property (other than shares of stock of Weyco or any of its Subsidiaries) from, or sell, dispose of or lease any property (other than shares of stock of Weyco or such Subsidiairy) to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Substantial Stockholder, or (ii) any corporation in which a Substantial Stockholder owns five percent (5%) or more of the outstanding voting stock.

(i) Change in Fiscal Year. Change Weyco's or any of its Subsidiaries fiscal year.

(j) Change in Control. Permit Thomas W. Florsheim, John W. Florsheim and Thomas W. Florsheim, Jr. or any of their heirs or issue to collectively own, directly or indirectly, less than fifty percent (50%) of the voting control of Weyco's outstanding voting securities.

SECTION 6

EVENTS OF DEFAULT

6.1 Event of Default. An "Event of Default" shall be deemed to have occurred if:

(a) Any representation or warranty made by Weyco in this Agreement, or in any certificate of Weyco furnished to the Bank hereunder, shall prove to have been incorrect in any material respect as of the time when made.

(b) Weyco shall fail to pay any interest or principal on any Loan when due hereunder or to pay any other Obligations at any time owing under or pursuant to this Agreement, or Weyco or any of its Subsidiaries fail to pay when due any principal or interest on any of its other indebtedness, if any, to the Bank, whether at maturity or by acceleration or otherwise, and such failure shall continue uncured for a period of ten (10) days after the applicable due date.

(c) Weyco shall default in the performance or observance of any covenant or agreement contained in this Agreement or in any other agreement between Weyco and the Bank or any of Weyco's Subsidiaries and the Bank; provided, however, that a breach in the performance or observance of an affirmative covenant or agreement contained in Section 4 of this Agreement shall only constitute a default if the breach remains uncured for a period of thirty (30) days after written notice thereof from the Bank to Weyco.

(d) Weyco or any of its Subsidiaries shall:

(i) Apply for or consent to the appointment of a receiver, trustee or liquidator or of all or substantial part of its assets;

(ii) Be unable to, or admit in writing its inability to, pay its debts as they mature;

(iii) Make a general assignment for the benefit of creditors;

(iv) Be adjudicated bankrupt or insolvent;

(v) File a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

(vi) Corporate action shall be taken by Weyco for the purpose of effecting any of the foregoing.

(e) A petition for an order, judgment or decree shall be filed, without the application, approval or consent of Weyco or any of its Subsidiaries, with any court of competent jurisdiction, seeking reorganization of Weyco or any of its Subsidiaries, or the appointment of a receiver, trustee or liquidator of Weyco or any of its Subsidiaries or of all or a substantial part of the assets of Weyco or any such Subsidiary, and such petition shall remain undismissed for any period of sixty (60) days.

(f) Weyco or any of its Subsidiaries shall default in the payment of principal or interest on any obligation (other than obligations hereunder) for borrowed money in a principal amount greater than or equal to Two Hundred Fifty Thousand Dollars ($250,000.00) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained therein or in any agreement or security interest relating to any such obligation, if the effect of such default is to cause or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity.

(g) A final judgment which, together with other outstanding final judgments against it, exceeds an aggregate of One Million Dollars ($1,000,000.00) shall be entered against Weyco or any of its Subsidiaries and remains outstanding and unsatisfied or unstayed after sixty (60) days from the date of entry thereof, unless an appeal has been taken and perfected within the

time provided by law and suitable bond has been provided or other agreement made to stay execution of such judgment.

(h) Weyco shall default in the performance of any of its obligations under that certain Commercial Paper Placement Agreement, dated December 20, 2000, by and between Weyco and the Bank, as amended.

SECTION 7

RIGHTS UPON DEFAULT

7.1 Rights Upon Default.

(a) If the Events of Default specified in Sections 6.1(d) and 6.1(e) shall occur, the Bank's obligations to make Loans hereunder shall immediately terminate and any Loan (with accrued interest thereon) and other amounts owing under this Agreement and the Master Note shall immediately become due and payable. If any other Event of Default shall occur, the Bank may: (i) by notice of default to Weyco, declare the Bank's obligations hereunder terminated forthwith, whereupon such obligations shall terminate, and/or (ii) by notice of default to Weyco, declare any Loan and all amounts owing hereunder and under the Master Note and all other Obligations to be due and payable forthwith, whereupon the same shall become immediately due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and further notice of any kind are hereby expressly waived. Notwithstanding the foregoing, the Bank's obligations to maintain the confidentiality of any non-public financial information of Weyco provided to the Bank pursuant to Section 4.1(a) of this Agreement shall survive the termination of its other obligations hereunder.

(b) In addition to any of the rights and remedies provided by law, or any other rights or remedies provided for in this Agreement or any document delivered in connection herewith, upon the occurrence of any Event of Default, the Bank is hereby irrevocably authorized, at any time and from time to time without prior notice to Weyco, any such notice being expressly waived by Weyco, to setoff, appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case direct or indirect or contingent or matured or unmatured, at any time held or owing by the Bank to or for the credit of the account of Weyco, or any part thereof, in such amounts as the Bank may elect, against and on account of the obligations and liabilities of Weyco to the Bank hereunder or under the Master Note, and claims of every nature and description of the Bank against Weyco, whether arising hereunder, under any note or otherwise, that the Bank may elect, whether or not the Bank has made any demand for payment although such obligations, liabilities and claims may be contingent or unmatured.

(c) In the event of any occurrence of any Event of Default, Weyco shall pay all reasonable costs and expenses which may be incurred by the Bank with respect thereto and with respect to the collection of any amounts due the Bank pursuant hereto or the enforcement of any provisions hereof, including reasonable attorneys' fees and expenses of litigation, and all such sums shall be and become part of the indebtedness pursuant to this Agreement. In addition to and not in lieu of any other right or remedy they may have at any time, the Bank at any time and

from time to time at its election, may (but they shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which Weyco may be required to do or comply with under this Agreement if Weyco shall fail to do so; Weyco shall reimburse the Bank upon demand for any reasonable cost or expense the Bank may pay or incur in such respect, together with interest thereon at the Prime-based Rate plus two percent (2%) from the date of such demand until paid. The failure of the Bank at any time or from time to time to exercise any right or remedy, whether arising from or by virtue of any event of default or otherwise, shall not constitute a waiver of any such right or remedy and shall not impair the right of the Bank to exercise such right or remedy or any other right or remedy thereafter or to insist upon strict performance. No waiver of any right or remedy by the Bank shall be valid or effective unless made in writing and signed by an officer of the Bank. Any effective waiver of any right or remedy shall not be deemed to constitute a waiver of any other right or remedy then existing or which may thereafter arise or accrue. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Upon the occurrence of any Event of Default, and pursuant to the provisions of this Section 7, the Bank may sue to enforce the joint and several obligations of Weyco pursuant to this Agreement.

SECTION 8

CONDITIONS

8.1 Conditions of Disbursement. The Bank shall be under no obligation to make any Loans pursuant to this Agreement unless the following conditions shall have been fulfilled:

(a) The representations and warranties of Weyco contained herein shall be true at the time of the initial advance and at the time of each subsequent advance under this Agreement as though such representations and warranties were made at such time, except for changes permitted by this Agreement.

(b) Weyco shall have performed and complied with all agreements and documents required by this Agreement, including, but not limited to, such agreements and documents as set forth in the closing agenda delivered by the Bank to Weyco.

(c) Upon the execution of this Agreement, Weyco shall have delivered to the Bank an opinion in writing of Weyco's legal counsel substantially in the form provided with execution of the Loan Agreement.

(d) Weyco shall furnish to the Bank copies of Weyco's and its Subsidiaries most recent financial statements prepared in accordance with the provisions of Subsection 4.1(a).

(e) Weyco shall furnish the Bank with certified resolutions of Weyco's Board of Directors authorizing the execution and delivery of this Agreement and the performance of its obligations and covenants contained herein.

(f) Weyco shall furnish the Bank with a certificate of incumbency with respect to the persons authorized to execute this Agreement, the Master Note, and all other documents to be executed in connection with the transactions which are the subject of this Agreement.

(g) All proceedings taken in connection with the transactions contemplated by this Agreement and all instruments, authorizations and other documents applicable thereto shall be satisfactory in form and content to the Bank and to the Bank's counsel in their reasonable discretion, and the Bank shall have received copies of all such documents reasonably required by it.

(h) There shall not exist on such date any Default or Event of Default.

SECTION 9

DEFINITIONS

9.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Adjusted LIBOR Rate" shall mean, for LIBOR Loans, an annual rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank pursuant to the following formula: Adjusted LIBOR Rate = [Interbank Rate ÷ (1 – Interbank Reserve Requirement)] + the LIBOR Margin.

"Affiliate" shall mean (a) any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with Weyco or the Bank and (b) any director, officer or shareholder of Weyco or the Bank.

"Borrowing Date" shall mean each date on which a Loan is made by the Bank to Weyco.

"Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by law to close, except that, when used in connection with a rate determination, borrowing or payment in respect of LIBOR Rates and LIBOR Loans, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England.

"Capital Lease Obligations" shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of Weyco (including, without limitation, all existing rental obligations which are required to be so capitalized) in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

"Closing Date" shall mean the date hereof.

"Credit Documents" shall mean this Agreement, the Master Note and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

"Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge, emission or release of air pollutants, water pollutants or process waste water or otherwise relating in any way, directly or indirectly, to the environment or hazardous substances in general or to storage tanks, petroleum products, PCBs or asbestos, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation Environmental Responsibility, Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources, state environmental protection agency or any governmental authority whatsoever, now or at any time hereafter in effect.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may, from time to time, be supplemented or amended.

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions as determined by the Bank.

"Financials" shall mean all financial statements which Weyco shall from time to time furnish to the Bank.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

"Indebtedness" shall mean (a) all items which, in accordance with GAAP, would be classified as liabilities on the consolidated balance sheet of Weyco, including, without limitation, all Capitalized Lease Obligations, Master Note, and (b) indebtedness secured by any mortgage, Lien, pledge or security interest on property of Weyco or any of its Subsidiaries.

"Interbank Rate" shall mean with respect to any LIBOR Loan, the per annum rate of interest determined by the Bank equal to the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first day of each calendar month in the interbank Eurodollar market on or about 9:00 a.m. (Milwaukee time) for a period of one (1) calendar month. If the first day of any calendar month is not a Business Day, the Interbank Rate shall be established on the preceding Business Day. The Bank currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but the Bank may change the service providing such information at any time. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.

"Interbank Reserve Requirement" shall mean a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect from time to time (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which the Bank is a member. As of the date of this Agreement, the Interbank Reserve Requirement is zero percent (0%).

"LIBOR Loans" shall mean Loans made by the Bank to Weyco in accordance with Subsection 1.1(b)(ii).

"LIBOR Margin" shall mean the one hundred and fifty (150) basis points.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof).

"Loan" shall mean a Prime Rate Loan and a LIBOR Loan made by the Bank to Weyco in accordance with Section 1.1 hereof.

"Net Worth" shall mean the total of all assets properly appearing on the consolidated balance sheet of the Weyco and its Subsidiaries in accordance with GAAP, less the sum of all liabilities shown on such balance sheet.

"Obligations" shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees, and all expenses, reimbursements (including prepayment reimbursements) and indemnities and other obligations of Weyco to the Bank.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof or any other entity of any kind.

"Plan" shall mean as to any Person any pension plan, including a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA, that is covered by Title IV of ERISA and in respect of which that Person or a Commonly Controlled Entity of that Person is an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" shall mean the Bank's announced prime rate per annum from time to time in effect. The Bank may make loans at, above or below its Prime Rate.

"Prime-based Rate" shall mean a per annum interest rate which is equal to the greater of (a) the Prime Rate; or (b) the rate of interest equal to the sum of (i) one percent (1%) and (ii) the Federal Funds Rate.

"Prime Rate Loans" shall mean loans made by the Bank to Weyco in accordance with Subsection 1.1(b)(i).

"Retail Outlet" shall mean and include all stores engaged in retail trade, owned and operated by Weyco or any of its Subsidiaries of the type presently operated by Weyco or any of its Subsidiaries and engaged in the operations similar to those presently conducted by Weyco and any of its Subsidiaries.

"Revolving Line of Credit" shall mean the credit facility provided under Section 1.1 hereof.

"Revolving Line of Credit Commitment" shall mean the maximum amount the Bank has agreed to loan, in the aggregate, under the Revolving Line of Credit.

"Revolving Loan Maturity Date" shall mean April 30, 2007 or such earlier date as provided in this Agreement or the Master Note.

"Subsidiary" shall mean as to any Person, any corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

"Substantial Stockholder" shall mean (i) any Person owning, beneficially or of record, directly or indirectly, either individually or together with all other Persons to whom such Person is related by blood, adoption or marriage, stock of Weyco (of any class having ordinary voting power for the election of directors) aggregating five percent (5%) or more of such voting power or (ii) any Person related by blood, adoption or marriage to any Person defined as a "Substantial Shareholder".

"Total Commitment" shall mean the total commitment of the Bank which shall be Fifty Million Dollars ($50,000,000.00).

SECTION 10

MISCELANEOUS

10.1 Miscellaneous.

(a) The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties hereto and shall extend and be available to any holder of the Master Note that has acquired a Master Note in accordance with this Agreement and renewals thereof. Weyco may not assign or otherwise transfer their rights under this Agreement except with the prior written consent of the Bank.

(b) Neither this Agreement, nor the Master Note, nor any of the other Credit Documents, may be amended, supplemented, waived or modified except in accordance with the provisions of this section. The Bank may, from time to time, (i) enter into with Weyco, written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding, amending or deleting any provisions of this Agreement or the other Credit

Documents or (ii) waive any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences.

(c) In the event that any date provided herein for any payment by a Weyco shall be a Saturday, Sunday, or legal holiday, such payment date shall be deemed to be the next business day following such Saturday, Sunday or legal holiday.

(d) The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law and, so long as no Event of Default has occurred and is continuing, with the consent of Weyco (which consent shall not be unreasonably withheld), at any time sell to one or more banks or other entities ("Participant" or "Participants") participating interests in any Loan owing to the Bank, any Master Note held by the Bank, the Total Commitment, or any other interest of the Bank hereunder. In the event of such sale by the Bank of participating interests to a Participant, the Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the holder of the Master Note for all purposes under this Agreement, and Weyco and the Bank shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. The Bank shall not transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document, except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan, Master Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon, except in connection with a waiver of interest at the increased post-default rate, or reduce the principal amount thereof, or increase the amount of the Participant's participation over the amount thereof then in effect it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in the Total Commitment or Loan shall be permitted without consent of any Participant if the Participant's participation is not increased as a result thereof, or (ii) consent to the assignment or transfer by Weyco of any of their rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant's rights against the Bank in respect of such participation to be those set forth in the agreement executed by the Bank in favor of the Participant relating thereto) and all amounts payable by Weyco hereunder shall be determined as if the Bank had not sold such participation.

(e) Unless otherwise specified, all notices, requests and demands to be to or upon the respective parties hereto shall be deemed to be effective only if in writing or if given by facsimile transmission, telegraph or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, in the case of a delivered notice, when delivered by hand, or, in the case of a mailed notice, when deposited in the mail, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answer back received, or, in the case of a facsimile transmission, upon acknowledgement of receipt, addressed as follows, or to such other address as may be hereafter specified by the respective parties hereto and any future holders of the Master Note:

to Weyco: Weyco Group, Inc.
333 West Estabrook Blvd.
Glendale, WI 53212
Attention: Mr. John Wittkowske
Fax: (414) 908-1603

the Bank: M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, WI 53202
Attention: Mr. Ronald J. Carey
Fax: (414) 765-7670

provided that any notice, request or demand upon the Bank pursuant to Section 1 hereof shall not be effective until received.

(f) Weyco shall: (i) pay or reimburse the Bank for all of its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, consideration, development, preparation and/or execution of and any amendment supplement or modification to, this Agreement, the Master Note or any other document prepared in connection herewith (whether or not any such amendment, supplement or modification is effected or consummated), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Bank; (ii) pay and reimburse the Bank for all of its reasonable costs and expenses including, but not limited to, litigation costs incurred in connection with the enforcement or preservations of any rights or questions arising under this Agreement, the Master Note or any such other document prepared in connection herewith, including, without limitation, reasonable fees and disbursements of counsel to the Bank; and (iii) pay, indemnify and hold the Bank harmless from any and all recording and filing fees and any and all liabilities with respect to or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Agreement or any such other documents. The obligations in this Subsection 10(f) shall survive repayment of the Master Note and all other amounts payable hereunder.

(g) This Agreement, the Master Note and all other documents delivered in connection herewith and the rights and obligations of the parties thereto shall be governed by, and construed and interpreted in accordance with the laws of the State of Wisconsin. Venue for the settlement of disputes under this Agreement shall be the United States District Court for the Eastern District of Wisconsin or the Circuit Court of Milwaukee County, Wisconsin. Weyco hereby consents to the exercise of jurisdiction by these courts and of vesting of venue therein.

(h) Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

(i) Any term defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(j) Weyco agrees to defend, indemnify and hold harmless the Bank, its respective directors, officers, employees and agents from and against any and all loss, cost expense of liability (including reasonable attorneys' fees) incurred in connection with any and all claims or proceedings (whether brought by a private party or governmental agency) as a result of, or arising out of or relating to:

(i) bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance or contaminated material (as determined under Environmental Laws) located on or migrating into, from or through property previously, now or hereafter owned or occupied by Weyco, which the Bank may incur due to the making of the loans provided for in this Agreement or otherwise;

(ii) any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loan made by the Bank to Weyco; or

(iii) the entering into, performance of an exercise of its rights under this Agreement by the Bank;

provided, however, that Weyco shall not be required to defend, indemnify or hold harmless the Bank, its respective directors, officers, employees or agents from and against any and all loss, cost, expense or liability (including reasonable attorneys' fees) arising from the gross negligence or willful misconduct of the Bank, its directors, officers, employees or agents.

(k) Weyco agrees that the Bank may, with the consent of Weyco, sell to another financial institution or institutions, an interest in the Master Note.

(l) WEYCO AND THE BANK (BY THEIR ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG WEYCO AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, ANY OTHER RELATED DOCUMENT, OR ANY RELATIONSHIP BETWEEN WEYCO AND THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN OTHER LOAN DOCUMENTS.

(m) Weyco and the Bank hereby waive any right any of them may have to claim or recover from the other parties hereto any special, exemplary, punitive or consequential damages or any damages of any nature other than actual, compensatory damages.

(n) [Reserved.]

(o) This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument. Any counterpart hereof may be delivered to the other parties hereto by facsimile transmission and any party's signature appearing on a counterpart so delivered shall be deemed

to be such party's original signature with the same binding effect as if such signature was an original.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WEYCO:	**BANK:**
WEYCO GROUP, INC.	M&I MARSHALL & ILSLEY BANK
By: ______________	By: Ronald J. Carey
Name: ______________	Name: Ronald J. Carey
Title: ______________	Title: Vice President
	Attest: James R. Miller
	Name: James R. Miller
	Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WEYCO:

WEYCO GROUP, INC.

By: John Wittkowske
Name: John Wittkowske
Title: SR. VP - CFO / Secretary

BANK:

M&I MARSHALL & ILSLEY BANK

By:____________________
Name:____________________
Title:____________________

Attest:____________________
Name:____________________
Title:____________________

Schedule 1

Litigation

None

Schedule 2

Environmental Laws

None

Schedule 3

Liens

None

Schedule 4

Subsidiaries of Weyco

Weyco Investments, Inc., a Nevada corporation

Weyco Retail Corp., a Wisconsin corporation

Weyco Merger Corp., a Wisconsin corporation

Florsheim Shoes Europe S.R.L.

Weyco France SARL

Schedule 5

Funded Debt

None

EXHIBIT A

SECOND AMENDED AND RESTATED
MASTER NOTE

$50,000,000.00

Milwaukee, Wisconsin
as of April 28, 2006

FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby unconditionally promises to pay on the Revolving Loan Maturity Date, to the order of **M&I Marshall & Ilsley Bank**, a Wisconsin banking corporation (the "Bank"), at the offices of the Bank located at 770 North Water Street, Milwaukee, Wisconsin 53202, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the amount of the Revolving Line of Credit or (b) the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the Agreement (as hereinafter defined). The Borrower also unconditionally promises to pay interest in like money at said offices on the unpaid principal amount hereof from time to time outstanding for the period from and including the date hereof until such amount shall be paid in full, as provided in the Agreement. The holder of this Master Note is hereby authorized to record the date and amount of each Loan made by such holder, and the date and amount of each payment or prepayment of principal, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

This Master Note is referred to in the Second Amended and Restated Loan Agreement, dated as of April 28, 2006, by and between the Borrower and the Bank (as amended, modified or supplemented from time to time, the "Agreement"), is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. The Agreement is hereby incorporated herein by reference. All capitalized terms used in this Master Note, unless herein defined, shall have the meanings assigned to such terms in the Agreement. Reference is made to the Agreement for relevant terms and provisions which bear upon this Master Note and the payments hereunder. Upon the occurrence of an Event of Default as specified in the Agreement, the amounts then remaining unpaid under this Master Note may be declared to be or may become immediately due and payable as provided in the Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right or option herein given to the Bank or any holder hereof in exercising any right or option herein given to the Bank or holder hereof shall impair such right or option or be considered as a waiver thereof or acquiescence in any default hereunder. Borrower hereby waives presentment, demand, notice of dishonor, protest and all other notices and proceedings required as a condition for payment or collection hereof.

This Master Note amends and restates that certain Amended and Restated Master Note in the original principal amount of Fifty Million Dollars ($50,000,000) dated February 9, 2004, which amended and restated that certain Master Note in the original principal amount of Twenty-five Million Seven Hundred Thousand Dollars ($25,700,000.00), dated May 17, 2002, both executed by Borrower and its subsidiaries in favor of the Bank (collectively, the "Prior Note"). The Borrower hereby acknowledges and agrees that the remaining indebtedness

evidenced by the Prior Note has not been repaid or extinguished and that the execution hereof does not constitute a novation of the Prior Note.

In the event of default hereunder, Borrower agrees to pay all costs of collection, including reasonable attorneys' fees.

This Master Note shall be governed by and construed in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, Borrower has caused this Master Note to be signed on its behalf by its duly authorized officer as of the day and year first written above.

BORROWER:

WEYCO GROUP, INC.

By:__________________________
(SEAL)

EXHIBIT B
OFFICER'S CERTIFICATE

M&I Marshall & Ilsley Bank
Attention: Ronald J. Carey
770 North Water Street
Milwaukee, WI 53202-3593

Re: Weyco Group, Inc.

Dear Sir:

This Certificate is delivered to you pursuant to the Second Amended and Restated Loan Agreement dated as of April 28, 2006 (the "Loan Agreement") by and between Weyco Group, Inc., a Wisconsin corporation ("Weyco") and M&I Marshall & Ilsley Bank (the "Bank"). The defined terms in the Loan Agreement are used herein with the same meaning as specified in the Loan Agreement. The undersigned hereby certify that:

1. To the best of Weyco's knowledge, all of the representations and warranties of Weyco in the Loan Agreement are true and correct on the date hereof as if made on the date hereof.

2. To the best of Weyco's knowledge, no Event of Default or Default exists on the date hereof.

3. Enclosed herewith are the financial statements described in Section 4 of the Loan Agreement for the period ended on _______________, 200_ (the "Financials"). To the best of Weyco's knowledge, the Financials are accurate and complete, were prepared in accordance with GAAP and fairly present the financial conditions and results of operations of Weyco as of the dates thereof and the periods covered thereby, subject to audit and normal year-end adjustments.

4. As of ______________, 200__, and based on the Financials, the Net Worth of Weyco is ____________________________;

Very truly yours,

WEYCO GROUP, INC.

By:_________________________
John Wittkowske, Chief Financial
Officer and Vice President of Finance

N:\DOCS\10281\00822\10135653.DOC

SECOND AMENDED AND RESTATED
MASTER NOTE

Milwaukee, Wisconsin
$50,000,000.00 as of April 28, 2006

FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby unconditionally promises to pay on the Revolving Loan Maturity Date, to the order of **M&I Marshall & Ilsley Bank**, a Wisconsin banking corporation (the "Bank"), at the offices of the Bank located at 770 North Water Street, Milwaukee, Wisconsin 53202, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the amount of the Revolving Line of Credit or (b) the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the Agreement (as hereinafter defined). The Borrower also unconditionally promises to pay interest in like money at said offices on the unpaid principal amount hereof from time to time outstanding for the period from and including the date hereof until such amount shall be paid in full, as provided in the Agreement. The holder of this Master Note is hereby authorized to record the date and amount of each Loan made by such holder, and the date and amount of each payment or prepayment of principal, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

This Master Note is referred to in the Second Amended and Restated Loan Agreement, dated as of April 28, 2006, by and between the Borrower and the Bank (as amended, modified or supplemented from time to time, the "Agreement"), is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. The Agreement is hereby incorporated herein by reference. All capitalized terms used in this Master Note, unless herein defined, shall have the meanings assigned to such terms in the Agreement. Reference is made to the Agreement for relevant terms and provisions which bear upon this Master Note and the payments hereunder. Upon the occurrence of an Event of Default as specified in the Agreement, the amounts then remaining unpaid under this Master Note may be declared to be or may become immediately due and payable as provided in the Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right or option herein given to the Bank or any holder hereof in exercising any right or option herein given to the Bank or holder hereof shall impair such right or option or be considered as a waiver thereof or acquiescence in any default hereunder. Borrower hereby waives presentment, demand, notice of dishonor, protest and all other notices and proceedings required as a condition for payment or collection hereof.

This Master Note amends and restates that certain Amended and Restated Master Note in the original principal amount of Fifty Million Dollars ($50,000,000) dated February 9, 2004, which amended and restated that certain Master Note in the original principal amount of Twenty-five Million Seven Hundred Thousand Dollars ($25,700,000.00), dated May 17, 2002, both executed by Borrower and its subsidiaries in favor of the Bank (collectively, the "Prior Note"). The Borrower hereby acknowledges and agrees that the remaining indebtedness

evidenced by the Prior Note has not been repaid or extinguished and that the execution hereof does not constitute a novation of the Prior Note.

In the event of default hereunder, Borrower agrees to pay all costs of collection, including reasonable attorneys' fees.

This Master Note shall be governed by and construed in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, Borrower has caused this Master Note to be signed on its behalf by its duly authorized officer as of the day and year first written above.

BORROWER:

WEYCO GROUP, INC.

By: ______________________
(SEAL)

N:\DOCS\10281\00822\10136296.DOC

WEYCO GROUP, INC.

CERTIFICATE OF SECRETARY

The undersigned does hereby certify that:

1. I am the duly elected, qualified and acting Secretary of Weyco Group, Inc., a Wisconsin corporation (the "Company").

2. Attached hereto as Exhibit A is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company on April 25, 2006, and such resolutions have not in any way been rescinded or amended and have been in full force and effect at all times since their adoption up to and including the date hereof and are now in full force and effect.

3. There have been no changes in the Company's Articles of Incorporation and Bylaws of the Company since May 15, 2002.

4. The following are duly elected, qualified and acting officers of the Company, holding the respective offices set forth opposite their respective names and the signature of each such officer hereof is his/her true genuine signature, and such officers are duly authorized to execute and deliver on behalf of the Company the Loan Agreement, the Master Note and the other Credit Documents (all as defined in the Loan Agreement (as defined below)) and to act as authorized officers on behalf of the Company under the Loan Agreement:

NAME	OFFICE	SIGNATURE
Thomas W. Florsheim, Jr.	Chairman & CEO	[signature]
John W. Florsheim	President & Coo	[signature]
John Wittkowske	Senior Vice President & CFO	[signature]
Judy Anderson	Vice President - Finance	[signature]

5. This certificate is delivered to M&I Marshall & Ilsley Bank in connection with that certain Second Amended and Restated Loan Agreement (the "Loan Agreement") dated as of April 28, 2006 between the Company, the other borrowers party thereto and M&I Marshall & Ilsley Bank (the "Bank"). The Agent and the Lenders are entitled to rely on this certificate until canceled or amended by delivery to the Agent of a further certificate of the Secretary or an Assistant Secretary of the Company.

IN WITNESS WHEREOF, I have executed this certificate in my official capacity as of April 25, 2006.

[signature]

Secretary

WHEREAS, the Company is a party to an Amended and Restated Loan Agreement dated February 9, 2004 (the "Loan Agreement"), with M&I Marshall & Ilsley Bank (the "Bank") and certain other borrowers named therein (the "Borrowers"); and

WHEREAS, it is in the best interests of the Company and its shareholders to enter into a second amended and restated Loan Agreement with the Bank (the "Second Amended and Restated Loan Agreement"); and

WHEREAS, the Company's obligations to the Bank will be evidenced by a second and restated promissory note of the Company payable to the order of the Bank (the "Note"); and

WHEREAS, it is deemed advisable and in the best interests of the Company and its shareholder to enter into the Note;

NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that the President, any Vice President, the Treasurer and the Assistant Treasurer or any of them, acting singly or jointly (each, an "Authorized Person") and collectively, the "Authorized Persons"), be and hereby are authorized, for and on behalf of and in the name of the Company to negotiate and enter into the Second Amended and Restated Agreement with the Bank, with such maturity, rates of interest and other terms and conditions as said Authorized Person(s) may approve, and such approval shall be conclusively evidenced by the execution and delivery of the Second Amended and Restated Loan Agreement and other documents as required by the Second Amended and Restated Loan Agreement.

FURTHER RESOLVED, that such Authorized Person(s), be and hereby are authorized to negotiate and enter into the Note to evidence the obligations of the Company owing to the Bank, with such other terms and conditions as said Authorized Person(s) may approve, and such approval shall be conclusively evidenced by the execution and delivery of the Note and other necessary documents.

FURTHER RESOLVED, that such Authorized Person(s) of the Company be and hereby are authorized to make such changes, additions, amendments or deletions to the Second Amended and Restated Loan Agreement, the Note or any of the other documents necessary or convenient in connection therewith, as such Authorized Person(s) may approve, such approval to be conclusively evidenced by the execution and delivery of such documents.

FURTHE RESOLVED, that such Authorized Person(s) of the Company be and hereby are authorized from time to time to borrow money, repay borrowed money, reborrow money and perform all other actions and take all other steps which he, she or they deem necessary or

convenient in connection with. and to consummate and fulfill the obligations of the Company under the Second Amended and Restated Loan Agreement and the Note.

FURTHER RESOLVED, that the foregoing resolutions, and any certifications of the Secretary or Assistant Secretary of the Company given pursuant thereto, shall remain in full force and effect and the recipients thereof shall be entitled to rely thereon until written notice of their modification or rescission shall have been received by the recipients pursuant to the Second Amended and Restated Loan Agreement and that receipt of such notice shall not affect any action taken by the recipients prior thereto.

FURTHER RESOLVED, that the Authorized Person(s) of the Company are hereby authorized for and on behalf of the Company to execute and deliver such other documents and instruments and do all other acts as they may in their judgment deem advisable or necessary in order to carry out and give effect to the full intent and purposes of the foregoing resolutions, and any such documents or instruments so executed or delivered or actions taken by them shall be conclusive evidence of their authority in so doing.

FURTHE RESOLVED. that all actions heretofore taken by the officers and agents of the Company on its behalf in connection with the transactions hereby authorized are hereby ratified, confirmed and approved in all respects.